Exhibit 99.1

NEWS ANNOUNCEMENT

Conference Call:	Today, October 21, 2010 at 10:00 a.m. ET
Dial-in number:	212/271-4651
Webcast:	www.pngaming.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS THIRD QUARTER REVENUE

OF $638.3 MILLION AND ADJUSTED EBITDA OF $162.0 MILLION

- Third Quarter Diluted Earnings Per Share Attributable to Shareholders of $0.46 Inclusive of $0.10 of Per Share Benefit from Gain on Legal Settlement and Fire Insurance Proceeds -

- Establishes 2010 Fourth Quarter Guidance and Updates 2010 Full Year Guidance -

Wyomissing, Penn., (October 21, 2010) — Penn National Gaming, Inc. (PENN: Nasdaq) today reported third quarter operating results for the three months ended September 30, 2010, as summarized below:

Summary of Third Quarter Results

	Three Months Ended September 30,
(in millions, except per share data)	2010 Actual	2010 Guidance (2)	2009 Actual
Net revenues	$638.3	$622.9	$620.4
Adjusted EBITDA (1)	162.0	149.9	144.3
Less impact of stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses	(113.7)	(118.1)	(122.9)
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$48.3	$31.8	$21.4

Diluted earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.46	$0.30	$0.20

(1)          Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from unconsolidated affiliates.  A reconciliation of net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per accounting principles generally accepted in the United States of America (“GAAP”) to adjusted EBITDA, as well as income (loss) from operations per GAAP to adjusted EBITDA, is included in the accompanying financial schedules.

(2)          The figures in this column present the guidance Penn National Gaming provided on July 22, 2010 for the three months ended September 30, 2010.

-more-

Review of Third Quarter 2010 Results vs. Guidance and Third Quarter 2009 Results

Three Months
Ended
September 30, 2010
After-tax
(in thousands)
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries, as reported	$48,345
Capital House litigation settlement (1)	(6,171)
Gain on Empress Casino Hotel fire claim (2)	(3,770)
Property and unconsolidated affiliates results	(6,887)
Currency translation loss	676
Effective tax rate benefit due to state tax impact	(1,471)
Other	1,076
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries, per guidance (3)	$31,798

	Three Months Ended
	September 30,
	2010	2010 Guidance (3)	2009
Diluted earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.46	$0.30	$0.20
Capital House litigation settlement (1)	(0.06)	—	—
Gain on Empress Casino Hotel fire claim (2)	(0.04)	—	—
Loss on early extinguishment of debt	—	—	0.02
Write-off of construction in progress for Black Gold Casino at Zia Park and Penn Kansas	—	—	0.01
Ohio lobbying expenses	—	—	0.10
Income taxes	—	0.01	—
Depreciation and amortization/loss on disposal of equipment/stock option expense	—	—	—
Currency translation loss	0.01	—	0.01
Diluted earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries excluding items not included in guidance	$0.37	$0.31	$0.34

(1)          In conjunction with Penn National’s 2005 acquisition of Argosy Gaming Company, Penn National became responsible for existing litigation related to Argosy’s Baton Rouge casino license (Penn National divested Argosy Casino Baton Rouge just after completing its acquisition of Argosy Gaming Company).  As part of the Argosy acquisition, the Company recorded an estimate of the potential liability.  Following the U.S. Supreme Court’s decision not to hear the plaintiff’s appeal the Company recorded a $9.6 million pre-tax or $6.2 million after tax non-cash gain.

(2)          Reflects a $5.9 million pre-tax gain or $3.8 million after-tax gain from advances against an ongoing claim related to the Empress Casino Hotel fire in March 2009 for property and business interruption insurance.  The Company anticipates additional proceeds upon final settlement of this claim.

(3)          The guidance figures in the tables above present the guidance Penn National Gaming provided on July 22, 2010 for the three months ended September 30, 2010.

Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming commented, “Penn National was active and productive during the third quarter as we continued to build property level EBITDA margins, drove increased visitation and revenue at Hollywood Casino at Charles Town Races and Hollywood Casino at Penn National Race Course through the addition of table games, opened Hollywood Casino Perryville ahead of schedule, and advanced our existing development pipeline while expanding Penn National’s potential to participate in gaming in several new jurisdictions, including Las Vegas.

“Third quarter revenue, EBITDA, net income and EPS surpassed guidance and reflect the combination of higher than anticipated contributions from new gaming offerings at two properties and our commitment to achieving operating efficiencies, and undertaking rational marketing programs and spending throughout the organization.  Our properties’ third quarter EBITDA exceeded guidance by $12.0 million pre-tax, or $6.9 million after-tax, amounting to $0.06 per diluted share upside relative to our guidance.  Notably, third quarter 2010 property level EBITDA margins, excluding pre-opening costs of $2.8 million at Hollywood Casino Perryville, rose to 28.5% compared with 27.8% in the same period in 2009 and 27.0% in the 2010 second quarter.  The significant margin increase is attributable to the further rationalization of our marketing and promotional offers to customers as well as the benefit of operating leverage related to the incremental revenue being generated at Hollywood Casino at Charles Town Races and Hollywood Casino at Penn National Race Course following the placement of table games at these properties during the quarter.

“On September 27, we opened Hollywood Casino Perryville in Cecil County, Maryland to strong patronage and play levels.  Hollywood Casino Perryville extends both our Hollywood Casino® brand and our East Coast presence.  The facility features 1,500 slots and was developed at a cost of $98 million inclusive of licensing.  Hollywood Casino Perryville is located less than a half-mile from I-95 and 31 miles north of the Baltimore beltway and the location is expected to provide a more convenient gaming option for those Maryland players currently playing in Delaware.

“During the third quarter, Penn National also furthered its long-term strategy to diversify the Company’s pari-mutuel operations and grow its presence in key markets by acquiring or investing in assets that would benefit from the placement of gaming devices.  Last month, we established a joint venture that will own and operate in Texas the Sam Houston Race Park in Houston, the Valley Race Park in Harlingen and a planned racetrack in Laredo, subject to regulatory approval and certain other closing conditions.  Similar to the recent acquisition of our second track in Ohio and our role as a joint venture partner in the Maryland Jockey Club, the Sam Houston JV includes ownership of significant real estate in addition to the potential for gaming in the future.  We look forward to working with community and state leaders to advance efforts to bring gaming to Texas.

“Elsewhere, we broke ground in August on Hollywood Casino Toledo, are proceeding with design, planning and environmental remediation activities related to Hollywood Casino Columbus ahead of a planned groundbreaking early next year, and have commenced construction of Hollywood Casino Kansas City.

“Early in the current quarter, Penn National purchased all the outstanding debt of M Resort from Bank of Scotland for $230.5 million.  The debt purchase creates a path for Penn National to own an upscale locals and destination-oriented casino resort which is renowned for its gaming, dining and lodging experiences.  Since announcing the debt purchase, we have been in a constructive dialog with the property’s equity holders regarding ownership and future operations.

“The Company repurchased 1,117,610 Penn National common shares at an average price of $23.21 during the third quarter.  This follows the repurchase of 408,790 shares common stock in the second quarter at an average price of $24.25.

“We are pleased with the progress of our existing portfolio of properties in light of the current economic environment.  Additionally, we are excited about our pipeline of future projects under construction and longer term projects which are dependent on potential future enabling legislation.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Penn National’s Share of Planned Total Budget		Amount Expended through September 30, 2010		Expected Opening Date
				(in millions)

Hollywood Casino Lawrenceburg (IN) - Amenities - New steakhouse/lounge, mid-priced restaurant/bar and coffee venue.	—	$14		$14		$13.8		Steakhouse/Lounge & Bar - Opened April 2010 Mid-Priced Restaurant/Bar/Coffee - Opened July 2010

Hollywood Casino Perryville (MD) - New 75,000 square foot facility in Perryville, MD with 1,500 video lottery terminals, food and beverage offerings and parking.	1,500	$98		$98		$74.0		Opened - September 27, 2010

Empress Casino Hotel (IL) - Construction of an 1,100 space parking garage, new pavilion containing restaurants and public areas, Phase II gaming vessel upgrades, rebranding of property to Hollywood.	—	$81	(1)	$81	(1)	$39.7	(1)	Parking Deck - Opened February 2010 Land-Based Pavilion - 4th Quarter 2010 Phase II Vessel Upgrades - 1st Quarter 2011

Hollywood Casino at Charles Town Races (WV) - Renovations to various areas of existing facility to allow for 85 table games, 27 poker tables, a steakhouse, sports bar and entertainment lounge.	865	$40		$40		$20.5		Table Games/Poker Opened July 2010/ Steakhouse - 4th Quarter 2010/ Sports Bar and Entertainment Lounge -TBD

Hollywood Casino at Penn National Race Course (PA) - Addition of 40 table games and 12 poker tables at the existing facility.	400	$25		$25		$23.1		Opened - July 2010

Hollywood Casino Toledo (OH) - Construction is underway for the Toledo site, with a casino opening with 2,000 slot machines, 60 table games and 20 poker tables, structured and surface parking, plus food and beverage outlets and entertainment lounge.	2,620	$300		$300		$10.7		First Half 2012

Hollywood Casino Columbus (OH) - Project scope and budgets are in development for the Columbus Delphi site with a casino opening with up to 3,000 slot machines, 70 table games and 30 poker tables, structured and surface parking, plus food and beverage outlets and entertainment lounge.	3,790	$400		$400		$78.7		4th Quarter 2012

Kansas Speedway (KS) - Project is underway with Kansas Lottery Commission approval for an 82,000 square foot casino, with approximately 2,000 slot machines, 52 table games including 12 poker tables, a 1,253 space parking deck, plus a variety of dining and entertainment options.	2,375	$411		$155		$20.0		First Half of 2012

(1)          Net of amounts received from insurance proceeds.

Financial Guidance

The table below sets forth current guidance targets for financial results for the 2010 fourth quarter and full year, based on the following assumptions:

•                  Includes the results for Beulah Park and a 49% equity interest in the Maryland Jockey Club racing operations for the remainder of 2010;

•                  Excludes any results relating to the pending acquisition of a joint venture interest in Sam Houston Race Park;

•                  Excludes any earnings impact resulting from the M Resort transaction;

•                  Includes a total of $10.5 million of pre-opening expenses for Hollywood Casino at Charles Town Races table games, Hollywood Casino Perryville, Hollywood Casino at Penn National Race Course table games, the development of two gaming facilities in Ohio, and Empress Casino Hotel for the 2010 full year, with approximately $1.8 million to be incurred in the fourth quarter of 2010;

•                  Excludes any additional gain from insurance proceeds related to Empress Casino Hotel fire which destroyed the casino’s land side entertainment pavilion;

Financial Guidance (continued)

•                  Depreciation and amortization charges in 2010 of $213.8 million, with $56.2 million projected to be incurred in the fourth quarter of 2010;

•                  Estimated non-cash stock compensation expenses of $26.5 million for 2010, with $6.8 million of the cost incurred in the fourth quarter of 2010;

•                  LIBOR is based on the forward curve;

•                  Blended income tax rate of 43.0% for 2010, with a 45.0% rate for the remainder of 2010;

•                  A diluted share count of approximately 106.2 million shares for the full year; and,

•                  There will be no material changes in applicable legislation or regulation, world events, weather, economic conditions, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending December 31,		Full Year Ending December 31,
(in millions, except per share data)	2010 Guidance	2009 Actual	2010 Revised Guidance	2010 Prior Guidance (2)	2009 Actual
Net revenues	$629.7	$555.8	$2,458.6	$2,442.9	$2,369.3
Adjusted EBITDA (1)	144.0	120.9	597.0	580.3	565.8
Less impact of stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses	(115.6)	(478.8)	(477.2)	(476.0)	(833.2)
Less: Net loss attributable to noncontrolling interests	—	(2.5)	(2.2)	—	(2.5)
Net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$28.4	$(355.4)	$122.0	$104.3	$(264.9)

Diluted earnings (loss) per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$0.27	$(4.54)	$1.15	$0.98	$(3.39)

(1)          Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from unconsolidated affiliates.

(2)          These figures present the guidance Penn National Gaming provided on July 22, 2010 for the full year ending December 31, 2010.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA (1)
	Three Months Ended September 30,		Three Months Ended September 30,
	2010	2009	2010	2009
Hollywood Casino at Charles Town Races	$144,596	$116,619	$45,725	$32,524
Hollywood Casino Lawrenceburg	110,949	119,286	33,563	37,609
Hollywood Casino at Penn National Race Course	84,666	73,457	19,703	12,971
Hollywood Casino Aurora	41,885	43,380	13,411	12,918
Empress Casino Hotel	32,256	38,613	8,010	10,750
Argosy Casino Riverside	46,192	48,539	16,128	16,866
Hollywood Casino Baton Rouge	27,221	29,452	9,451	11,075
Argosy Casino Alton	18,626	19,749	4,795	4,779
Hollywood Casino Tunica	21,412	23,804	5,401	5,800
Hollywood Casino Bay St. Louis	22,436	23,394	5,366	4,753
Argosy Casino Sioux City	13,816	13,589	5,051	5,140
Boomtown Biloxi	18,270	18,333	4,514	4,727
Hollywood Slots Hotel and Raceway	20,098	19,312	4,666	3,505
Bullwhackers	4,453	5,408	(382)	18
Black Gold Casino at Zia Park	21,559	19,860	7,042	5,634
Hollywood Casino Perryville (2)	2,229	—	(2,378)	—
Casino Rama management service contract	4,363	4,239	3,939	3,841
Raceway Park	1,710	2,009	(270)	(199)
Sanford-Orlando Kennel Club	1,393	1,383	(2)	(176)
Beulah Park (3)	126	—	(854)	—
Unconsolidated affiliates	—	—	(3,925)	(36)
Corporate overhead	—	—	(16,945)	(28,157)
Total	$638,256	$620,426	$162,009	$144,342

	NET REVENUES		ADJUSTED EBITDA (1)
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Hollywood Casino at Charles Town Races	$360,176	$355,958	$106,035	$100,541
Hollywood Casino Lawrenceburg	332,160	316,157	100,877	95,581
Hollywood Casino at Penn National Race Course	240,250	223,561	51,923	38,861
Hollywood Casino Aurora	127,763	144,480	32,210	45,074
Empress Casino Hotel (4)	102,708	75,122	26,575	17,469
Argosy Casino Riverside	142,394	147,304	50,026	50,830
Hollywood Casino Baton Rouge	86,777	95,884	31,789	38,384
Argosy Casino Alton	55,382	60,848	12,760	14,577
Hollywood Casino Tunica	65,690	71,925	17,819	17,970
Hollywood Casino Bay St. Louis	65,889	74,805	13,793	16,838
Argosy Casino Sioux City	42,314	40,828	15,594	14,835
Boomtown Biloxi	53,587	57,195	13,788	16,266
Hollywood Slots Hotel and Raceway	53,864	50,903	11,246	9,213
Bullwhackers	14,165	14,980	(997)	329
Black Gold Casino at Zia Park	62,249	61,985	20,992	20,699
Hollywood Casino Perryville (2)	2,229	—	(3,154)	—
Casino Rama management service contract	11,569	10,946	10,435	9,809
Raceway Park	4,875	5,610	(676)	(545)
Sanford-Orlando Kennel Club	4,723	4,978	290	170
Beulah Park (3)	126	—	(1,069)	—
Unconsolidated affiliates	—	—	(5,762)	(755)
Corporate overhead	—	—	(51,497)	(61,215)
Total	$1,828,890	$1,813,469	$452,997	$444,931

(1)

Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from unconsolidated affiliates. A reconciliation of net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP to adjusted EBITDA, as well as income (loss) from operations per GAAP to adjusted EBITDA, is included in the accompanying financial schedules.

(2)

Hollywood Casino Perryville opened to the public on September 27, 2010 and results included $2.8 million and $3.6 million of pre-opening costs in the three-month and nine-month periods ended September 30, 2010, respectively.

(3)	Beulah Park was acquired on July 1, 2010.
(4)	Empress Casino Hotel was closed from March 20, 2009 until June 25, 2009 due to a fire.

Reconciliation of Adjusted EBITDA to Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Adjusted EBITDA	$162,009	$144,342	$452,997	$444,931
Loss from unconsolidated affiliates	3,925	36	5,762	755
Depreciation and amortization	(53,842)	(50,055)	(157,675)	(141,427)
Charge for stock compensation	(6,704)	(6,632)	(19,757)	(21,904)
Impairment losses	(816)	(120)	(31,542)	(11,809)
Empress Casino Hotel fire	5,876	(211)	5,662	(5,942)
Gain (loss) on disposal of assets	14	44	(923)	340
Income from operations	$110,462	$87,404	$254,524	$264,944
Interest expense	(32,412)	(36,785)	(99,615)	(97,874)
Interest income	398	956	1,739	5,650
Loss from unconsolidated affiliates	(3,925)	(36)	(5,762)	(755)
Loss on early extinguishment of debt	—	(3,599)	(519)	(3,599)
Other	8,259	(2,560)	8,245	2,419
Taxes on income	(34,437)	(24,029)	(67,140)	(80,293)
Net income including noncontrolling interests	48,345	21,351	91,472	90,492
Less: Net loss attributable to noncontrolling interests	—	—	(2,193)	—
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$48,345	$21,351	$93,665	$90,492

Reconciliation of Income from operations (GAAP) to Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Three Months Ended September 30, 2010

	Income (loss) from operations	Charge for stock compensation	Impairment losses	Empress Casino Hotel Fire	Depreciation and amortization	Loss (gain) on disposal of assets	Loss from unconsolidated affiliates	Adjusted EBITDA
Hollywood Casino at Charles Town Races	$39,669	$—	$—	$—	$6,005	$51	$—	$45,725
Hollywood Casino Lawrenceburg	24,071	—	—	—	9,492	—	—	33,563
Hollywood Casino at Penn National Race Course	10,854	—	—	—	8,893	(44)	—	19,703
Hollywood Casino Aurora	11,570	—	—	—	1,841	—	—	13,411
Empress Casino Hotel	9,789	—	—	(5,876)	4,106	(9)	—	8,010
Argosy Casino Riverside	12,924	—	—	—	3,217	(13)	—	16,128
Hollywood Casino Baton Rouge	7,150	—	—	—	2,323	(22)	—	9,451
Argosy Casino Alton	3,375	—	—	—	1,415	5	—	4,795
Hollywood Casino Tunica	3,752	—	—	—	1,647	2	—	5,401
Hollywood Casino Bay St. Louis	1,721	—	—	—	3,645	—	—	5,366
Argosy Casino Sioux City	3,913	—	—	—	1,130	8	—	5,051
Boomtown Biloxi	1,339	—	—	—	3,174	1	—	4,514
Hollywood Slots Hotel and Raceway	1,082	—	—	—	3,579	5	—	4,666
Bullwhackers	(616)	—	—	—	234	—	—	(382)
Black Gold Casino at Zia Park	6,037	—	—	—	1,005	—	—	7,042
Hollywood Casino Perryville (1)	(2,380)	—	—	—	2	—	—	(2,378)
Casino Rama management service contract	3,939	—	—	—	—	—	—	3,939
Raceway Park	(366)	—	—	—	96	—	—	(270)
Sanford-Orlando Kennel Club	(130)	—	—	—	128	—	—	(2)
Beulah Park (2)	(1,055)	—	—	—	201	—	—	(854)
Unconsolidated affiliates	—	—	—	—	—	—	(3,925)	(3,925)
Corporate overhead	(26,176)	6,704	816	—	1,709	2	—	(16,945)
Total	$110,462	$6,704	$816	$(5,876)	$53,842	$(14)	$(3,925)	$162,009

Three Months Ended September 30, 2009

	Income (loss) from operations	Charge for stock compensation	Impairment losses	Empress Casino Hotel Fire	Depreciation and amortization	(Gain) loss on disposal of assets	Loss from unconsolidated affiliates	Adjusted EBITDA
Hollywood Casino at Charles Town Races	$26,445	$—	$—	$—	$6,084	$(5)	$—	$32,524
Hollywood Casino Lawrenceburg	27,615	—	120	—	9,874	—	—	37,609
Hollywood Casino at Penn National Race Course	5,213	—	—	—	7,758	—	—	12,971
Hollywood Casino Aurora	11,131	—	—	—	1,781	6	—	12,918
Empress Casino Hotel	8,249	—	—	211	2,290	—	—	10,750
Argosy Casino Riverside	13,950	—	—	—	2,953	(37)	—	16,866
Hollywood Casino Baton Rouge	8,944	—	—	—	2,288	(157)	—	11,075
Argosy Casino Alton	3,296	—	—	—	1,477	6	—	4,779
Hollywood Casino Tunica	4,256	—	—	—	1,538	6	—	5,800
Hollywood Casino Bay St. Louis	1,232	—	—	—	3,526	(5)	—	4,753
Argosy Casino Sioux City	4,075	—	—	—	1,062	3	—	5,140
Boomtown Biloxi	1,659	—	—	—	2,926	142	—	4,727
Hollywood Slots Hotel and Raceway	85	—	—	—	3,425	(5)	—	3,505
Bullwhackers	(161)	—	—	—	178	1	—	18
Black Gold Casino at Zia Park	4,671	—	—	—	963	—	—	5,634
Casino Rama management service contract	3,841	—	—	—	—	—	—	3,841
Raceway Park	(298)	—	—	—	99	—	—	(199)
Sanford-Orlando Kennel Club	(306)	—	—	—	130	—	—	(176)
Unconsolidated affiliates	—	—	—	—	—	—	(36)	(36)
Corporate overhead	(36,493)	6,632	—	—	1,703	1	—	(28,157)
Total	$87,404	$6,632	$120	$211	$50,055	$(44)	$(36)	$144,342

(1)	Hollywood Casino Perryville opened to the public on September 27, 2010 and results included $2.8 million of pre-opening costs in the three-month period ended September 30, 2010.
(2)	Beulah Park was acquired on July 1, 2010.

Reconciliation of Income from operations (GAAP) to Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Nine Months Ended September 30, 2010

	Income (loss) from operations	Charge for stock compensation	Impairment losses	Empress Casino Hotel Fire	Depreciation and amortization	Loss (gain) on disposal of assets	Loss from unconsolidated affiliates	Adjusted EBITDA

Hollywood Casino at Charles Town Races	$87,784	$—	$—	$—	$18,210	$41	$—	$106,035
Hollywood Casino Lawrenceburg	72,171	—	240	—	28,496	(30)	—	100,877
Hollywood Casino at Penn National Race Course	25,856	—	—	—	26,016	51	—	51,923
Hollywood Casino Aurora	26,201	—	—	—	5,475	534	—	32,210
Empress Casino Hotel	22,216	—	—	(5,662)	10,089	(68)	—	26,575
Argosy Casino Riverside	40,464	—	—	—	9,576	(14)	—	50,026
Hollywood Casino Baton Rouge	24,824	—	—	—	6,874	91	—	31,789
Argosy Casino Alton	8,481	—	—	—	4,276	3	—	12,760
Hollywood Casino Tunica	12,938	—	—	—	4,864	17	—	17,819
Hollywood Casino Bay St. Louis	2,719	—	—	—	10,793	281	—	13,793
Argosy Casino Sioux City	12,267	—	—	—	3,314	13	—	15,594
Boomtown Biloxi	4,496	—	—	—	9,307	(15)	—	13,788
Hollywood Slots Hotel and Raceway	787	—	—	—	10,454	5	—	11,246
Bullwhackers	(1,676)	—	—	—	679	—	—	(997)
Black Gold Casino at Zia Park	17,661	—	—	—	3,319	12	—	20,992
Hollywood Casino Perryville (1)	(3,159)	—	—	—	5	—	—	(3,154)
Casino Rama management service contract	10,435	—	—	—	—	—	—	10,435
Raceway Park	(972)	—	—	—	296	—	—	(676)
Sanford-Orlando Kennel Club	(93)	—	—	—	383	—	—	290
Beulah Park (2)	(1,270)	—	—	—	201	—	—	(1,069)
Unconsolidated affiliates	—	—	—	—	—	—	(5,762)	(5,762)
Corporate overhead	(107,606)	19,757	31,302	—	5,048	2	—	(51,497)
Total	$254,524	$19,757	$31,542	$(5,662)	$157,675	$923	$(5,762)	$452,997

Nine Months Ended September 30, 2009

	Income (loss) from operations	Charge for stock compensation	Impairment losses	Empress Casino Hotel Fire	Depreciation and amortization	(Gain) loss on disposal of assets	Loss from unconsolidated affiliates	Adjusted EBITDA
Hollywood Casino at Charles Town Races	$82,270	$—	$—	$—	$18,273	$(2)	$—	$100,541
Hollywood Casino Lawrenceburg	65,414	—	11,809	—	18,352	6	—	95,581
Hollywood Casino at Penn National Race Course	12,987	—	—	—	25,876	(2)	—	38,861
Hollywood Casino Aurora	39,627	—	—	—	5,441	6	—	45,074
Empress Casino Hotel (3)	6,152	—	—	5,942	5,348	27	—	17,469
Argosy Casino Riverside	42,136	—	—	—	8,725	(31)	—	50,830
Hollywood Casino Baton Rouge	32,038	—	—	—	6,883	(537)	—	38,384
Argosy Casino Alton	10,206	—	—	—	4,549	(178)	—	14,577
Hollywood Casino Tunica	12,925	—	—	—	4,991	54	—	17,970
Hollywood Casino Bay St. Louis	6,286	—	—	—	10,528	24	—	16,838
Argosy Casino Sioux City	11,512	—	—	—	3,288	35	—	14,835
Boomtown Biloxi	7,348	—	—	—	8,752	166	—	16,266
Hollywood Slots Hotel and Raceway	(1,230)	—	—	—	10,446	(3)	—	9,213
Bullwhackers	(655)	—	—	—	972	12	—	329
Black Gold Casino at Zia Park	17,485	—	—	—	3,214	—	—	20,699
Casino Rama management service contract	9,809	—	—	—	—	—	—	9,809
Raceway Park	(840)	—	—	—	295	—	—	(545)
Sanford-Orlando Kennel Club	(226)	—	—	—	396	—	—	170
Unconsolidated affiliates	—	—	—	—	—	—	(755)	(755)
Corporate overhead	(88,300)	21,904	—	—	5,098	83	—	(61,215)
Total	$264,944	$21,904	$11,809	$5,942	$141,427	$(340)	$(755)	$444,931

(1)	Hollywood Casino Perryville opened to the public on September 27, 2010 and results included $3.6 million of pre-opening costs in the nine-month period ended September 30, 2010.
(2)	Beulah Park was acquired on July 1, 2010.
(3)	Empress Casino Hotel was closed from March 20, 2009 until June 25, 2009 due to a fire.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenues
Gaming	$582,307	$565,483	$1,668,870	$1,651,776
Management service fee	4,363	4,239	11,569	10,946
Food, beverage and other	85,787	87,404	250,971	258,273
Gross revenues	672,457	657,126	1,931,410	1,920,995
Less promotional allowances	(34,201)	(36,700)	(102,520)	(107,526)
Net revenues	638,256	620,426	1,828,890	1,813,469

Operating expenses
Gaming	309,991	303,420	890,473	887,602
Food, beverage and other	66,857	69,100	196,705	199,158
General and administrative	102,164	110,116	303,633	302,587
Impairment losses	816	120	31,542	11,809
Empress Casino Hotel fire	(5,876)	211	(5,662)	5,942
Depreciation and amortization	53,842	50,055	157,675	141,427
Total operating expenses	527,794	533,022	1,574,366	1,548,525
Income from operations	110,462	87,404	254,524	264,944

Other income (expenses)
Interest expense	(32,412)	(36,785)	(99,615)	(97,874)
Interest income	398	956	1,739	5,650
Loss from unconsolidated affiliates	(3,925)	(36)	(5,762)	(755)
Loss on early extinguishment of debt	—	(3,599)	(519)	(3,599)
Other	8,259	(2,560)	8,245	2,419
Total other expenses	(27,680)	(42,024)	(95,912)	(94,159)

Income from operations before income taxes	82,782	45,380	158,612	170,785
Taxes on income	34,437	24,029	67,140	80,293
Net income including noncontrolling interests	48,345	21,351	91,472	90,492
Less: Net loss attributable to noncontrolling interests	—	—	(2,193)	—
Net income attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries	$48,345	$21,351	$93,665	$90,492

Earnings per common share attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries:
Basic earnings per common share	$0.51	$0.22	$0.97	$0.94
Diluted earnings per common share	$0.46	$0.20	$0.88	$0.85

Weighted-average common shares outstanding:
Basic	77,414	78,255	78,228	78,044
Diluted	105,509	107,219	106,452	106,820

Diluted Share Count Methodology

Reflecting the issuance of 12,500 shares on October 30, 2008 of the $1.25 billion, zero coupon, Series B Redeemable Preferred Stock and the repurchase of 225 shares in the first quarter of 2010, Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share as follows:

•                  When the price of Penn National Gaming’s common stock is less than $45, the diluted weighted average outstanding share count is increased by 27,277,778 shares (regardless of how much the stock price is below $45);

•                  When the price of Penn National Gaming’s common stock is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing the $1.23 billion (face value) by the current price per share.  This will result in an increase in the diluted weighted average outstanding share count of between 18,320,896 shares and 27,277,778 shares depending on the current share price; and,

•                  When the price of Penn National Gaming’s common stock is above $67, the diluted weighted average outstanding share count will be increased by 18,320,896 shares (regardless of how much the stock price exceeds $67).

Repurchases of Common Stock

The repurchase of up to $200 million of Penn National Gaming’s Common Stock over the twenty-four month period ending July 2010 was authorized by Penn National Gaming’s Board of Directors in July 2008.  On June 9, 2010, Penn National Gaming’s Board of Directors authorized the repurchase of up to $300 million of Common Stock effective immediately and continuing until the Annual Meeting of Shareholders in 2011, unless otherwise extended or shortened by the Board of Directors.  This new repurchase program replaced the program authorized by the Board of Directors in July 2008.

During the three months ended September 30, 2010, Penn National Gaming repurchased 1,117,610 shares of its Common Stock in open market transactions for approximately $26.0 million at an average price of $23.21 per share.  Since April 1, 2010, Penn National Gaming has repurchased 1,526,400 shares of its Common Stock in open market transactions for approximately $35.9 million at an average price of $23.49 per share pursuant to prior and current repurchase authorizations.

Reconciliation of Non-GAAP Measures to GAAP

Adjusted EBITDA, or earnings before interest, taxes, stock compensation, impairment losses, Empress Casino Hotel fire, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses, and inclusive of loss from unconsolidated affiliates, is not a measure of performance or liquidity calculated in accordance with GAAP.  Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses adjusted EBITDA as the primary measure of the operating performance of its properties, including the evaluation of operating personnel.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA.  It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company.  Adjusted EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP.  A reconciliation of the Company’s adjusted EBITDA to net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP, as well as the Company’s adjusted EBITDA to income (loss) from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each property’s adjusted EBITDA to income (loss) from operations is included in the financial schedules herein.  On a property level, adjusted EBITDA is reconciled to income (loss) from operations per GAAP, rather than net income (loss) attributable to the shareholders of Penn National Gaming, Inc. and subsidiaries per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s various properties on a property-by-property basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s individual properties and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/271-4651; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.

Following its completion, a replay of the call can be accessed until November 20, 2010 by dialing 800/633-8284 or 402/977-9140 (international callers).  The access code for the replay is 21484819. A replay of the call can also be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “News” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-three facilities in sixteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Maryland, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature over 27,500 gaming machines, over 500 table games, over 2,000 hotel rooms and over 1 million square feet of gaming floor space.

Penn National Gaming recently opened Maryland’s first casino and added table games to its facilities in West Virginia and Pennsylvania.  Through a joint venture, Penn National is developing a full casino at Kansas Speedway in Kansas City, which is anticipated to open in the first half of 2012, and is also developing casinos in Toledo and Columbus, Ohio, with openings targeted for 2012.  The Company recently agreed to establish a joint venture (subject to final approval by the Texas Racing Commission and the satisfaction of certain other closing conditions) to own and operate pari-mutuel operations in Texas, including the Sam Houston Race Park in Houston, the Valley Race Park in Harlingen, and a planned racetrack in Laredo.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to receive regulatory approvals for our proposed new businesses and to maintain regulatory approvals for our existing businesses; our ability to receive regulatory approvals required to complete, or other delays or impediments to completing, our obtaining control of the equity or assets of The M Resort LLC, including litigation from third parties; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in the jurisdictions in which we do business (such as a smoking ban at any of our facilities) or in jurisdictions where we seek to do business; the activities of our competitors and the emergence of new competitors; increases in the effective rate of taxation at any of our properties or at the corporate level; delays or changes to, or cancellations of, planned capital projects at our gaming and pari-mutuel facilities or an inability to achieve the expected returns from such projects; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; the ability to recover proceeds on significant insurance claims; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from such opportunities; the availability and cost of financing; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the outcome of pending legal proceedings; the effects of local and national economic, credit, capital market, housing, energy conditions on the economy in general and on the gaming and lodging industries in particular; changes in accounting standards; third-party relations and approvals; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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